Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES FIRST QUARTER 2010 RESULTS

Raises Full Year Guidance, Increases Quarterly Dividend

ATLANTA — April 27, 2010 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its first quarter ended March 31, 2010.  Highlights of today’s announcement include:

•                  Net income of $26.7 million or $0.25 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $57.3 million

•                  Free cash flow (a non-GAAP measure) of $54.2 million

•                  Ending cash and marketable securities balance of $707.8 million

•                  Raised full year 2010 Adjusted EBITDA (a non-GAAP measure) guidance to $194 million to $202 million

•                  Dividend payments totaling $15.4 million in the first quarter

•                  Increased quarterly dividend to $0.16 per share

“We are very pleased that our first quarter operating results and financial performance were ahead of expectations. The tenure of our customer base continues to increase as the vast majority of our consumer base has been an EarthLink customer for two years or more, and nearly half for five years or more. We are seeing the positive impact of this increasing tenure on substantially all of our key operating metric trend lines. The increased guidance we announced today reflects these latest trend lines,” explained EarthLink Chairman and Chief Executive Officer Rolla P. Huff.  “These positive trends across the business also reinforce our belief that our core access business will continue to generate meaningful cash well in to the future. We continue to manage this business for long-term value creation. Consistent with this strategy, today we announced that our Board of Directors approved a 14 percent increase in our regular quarterly dividend.”

Financial and Operating Results

EarthLink reported revenue of $157.3 million in the first quarter of 2010, a 4 percent decline from the fourth quarter of 2009, and down 21 percent from the first quarter of 2009. Broadband services comprised 59 percent of EarthLink’s revenue in the first quarter of 2010, up from 58 percent in the prior quarter and 55 percent in the year-ago quarter.

Similar to revenue, EarthLink’s subscriber losses also continued to attenuate with net subscriber losses of 118,000 in the first quarter, an improvement from 137,000 in the fourth quarter of 2009 and 208,000 in the year-ago quarter. The increasing tenure of EarthLink’s customer base continues to result in improvements in customer churn. In the first quarter of 2010, 86 percent of EarthLink’s consumer narrowband and DSL customers had two or more years of tenure with the company and 46 percent had five or more years of tenure, up from 73 percent and 34 percent, respectively, in the year-ago quarter. As a result, monthly subscriber churn improved to 3.1 percent in the first quarter of 2010, down from 3.2 percent in the fourth quarter of 2009 and 3.9 percent in the year-ago quarter.

The company continues to aggressively manage expenses. Total sales and marketing, operations, customer support, and general and administrative expenses were $45.3 million for the first quarter of 2010, a 22 percent reduction from the fourth quarter of 2009 and a 29 percent reduction from expenses in the year-ago quarter.

Profitability and Other Financial Measures

For the first quarter of 2010, EarthLink’s net income was $26.7 million, or $0.25 per share, as compared to net income of $32.5 million, or $0.30 per share, in the first quarter of 2009.

EarthLink’s strong results in customer retention, combined with its ability to aggressively manage costs, resulted in the company generating Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $57.3 million in the first quarter of 2010, compared to Adjusted EBITDA of $50.9 million in the fourth quarter of 2009 and $68.9 million in the first quarter of 2009.

Balance Sheet and Cash Flow

EarthLink generated free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $54.2 million during the first quarter of 2010, compared to $48.4 million in the fourth quarter of 2009 and $65.7 million in the first quarter of 2009.

Capital expenditures for the company were $3.1 million in the first quarter. EarthLink made $15.4 million of dividend payments in the quarter. EarthLink ended the first quarter of 2010 with $707.8 million in cash and marketable securities.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today EarthLink increased its guidance for the full year 2010. Management now expects 2010 Adjusted EBITDA of $194 million to $202 million; free cash flow of $178 million to $192 million, based upon the aforementioned Adjusted EBITDA guidance combined with $10 million to $16 million in estimated capital expenditures; and net income of $84 million to $92 million for the full year 2010.

Increased Dividend

EarthLink today announced that its Board of Directors has increased the amount of its quarterly cash dividend on its common stock from $0.14 per share to $0.16 per share.  This increase will be reflected in the next quarterly dividend to be paid on June 28, 2010 to shareholders of record on June 14, 2010.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, April 27, 2010, at 8:30 a.m. EDT hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Bradley A. Ferguson.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from 11:30 a.m. EDT on April 27 through midnight on May 4.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 67961666.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

Special Notice to Noteholders

Under the terms of the indenture governing the Company’s outstanding 3.25% Convertible Senior Notes due 2026 (the “Notes”), the Company’s payment of the cash dividend described above requires an adjustment to the conversion rate for the Notes, which adjustment will be effective June 10, 2010.  In addition, as a result of the adjustment, the Notes may be surrendered for conversion through June 9, 2010, for the consideration provided for in the indenture.

In order to convert a Note held in certificate form, a holder must (1) complete and sign a Conversion Notice in the form attached to the applicable indenture, with appropriate signature guarantee, on the back of the Note, (2) surrender the Note to the Conversion Agent, (3) furnish endorsements and transfer documents required by the Conversion Agent, (4) pay any accrued unpaid interest through the conversion date and (5) pay any tax or duty related to the conversion.  If a holder holds a beneficial interest in a Global Security, a converting holder must comply with the applicable procedures of the Depositary, The Depository Trust Company.

The Conversion Agent is Wells Fargo Bank, N.A.:

Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue South
Minneapolis, MN 55479
Attention: Lynn Steiner

A separate notice with additional information is being delivered to registered holders of Notes, the Conversion Agent and the Trustee.

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we will have less ability in the future to implement cost reduction initiatives to offset our revenue declines, which will adversely affect our results of operations; (3) that we face significant competition which could reduce our profitability; (4) that adverse economic conditions may harm our business; (5) that we may not be able to execute our business strategy for our Business Services segment, which could adversely impact our results of operations and cash flows; (6) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that we may be unable to retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (9) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our business may suffer if third parties used for customer service and technical support and certain billing services are unable to provide these services or terminate their relationships with us; (12) that interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (13) that government regulations could adversely affect our business or force us to change our business practices; (14) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (15) that we may not be able to protect our intellectual property; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that if we are unable to successfully defend against legal actions we could face substantial liabilities; (18) that our business depends on effective business support systems, processes and personnel; (19) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (20) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (21) that we may have exposure to greater than anticipated tax liabilities and the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that we may change our cash return strategy; (23) that our stock price may be volatile; (24) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (25) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2010
Revenues:
Access and service	$178,698	$141,337
Value-added services	20,365	15,921
Total revenues	199,063	157,258

Operating costs and expenses:
Cost of revenues	75,565	60,814
Sales and marketing	17,022	11,301
Operations and customer support	27,746	19,657
General and administrative	18,622	14,374
Amortization of intangible assets	2,147	1,264
Facility exit and restructuring costs (1)	488	1,435
Total operating costs and expenses	141,590	108,845

Income from operations	57,473	48,413
Gain on investments, net	259	418
Interest expense and other, net	(4,291)	(5,292)
Income before income taxes	53,441	43,539
Income tax provision	(20,944)	(16,792)
Net income	$32,497	$26,747

Net income per share
Basic	$0.30	$0.25
Diluted	$0.30	$0.25

Weighted average common shares outstanding
Basic	108,071	107,623
Diluted	109,168	108,478

EARTHLINK, INC.

Reconciliation of Net Income to Adjusted EBITDA (3)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2009	2010

Net income	$32,497	$193,269	$26,747
Income tax provision (benefit)	20,944	(181,839)	16,792
Depreciation and amortization	6,509	5,352	4,748
Stock-based compensation expense	4,390	2,679	2,667
(Gain) loss on investments, net	(259)	1,626	(418)
Interest expense and other, net	4,291	5,346	5,292
Impairment of goodwill and intangible assets (2)	—	24,145	—
Facility exit and restructuring costs (1)	488	297	1,435
Adjusted EBITDA (3)	$68,860	$50,875	$57,263

Depreciation - cost of revenues	$1,890	$2,293	$1,934
Depreciation - other	2,472	1,534	1,550
Amortization of intangible assets	2,147	1,525	1,264
Depreciation and amortization	$6,509	$5,352	$4,748

EARTHLINK, INC.

Reconciliation of Net Income to Free Cash Flow (3)

(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2009	2010

Net income	$32,497	$193,269	$26,747
Income tax provision (benefit)	20,944	(181,839)	16,792
Depreciation and amortization	6,509	5,352	4,748
Stock-based compensation expense	4,390	2,679	2,667
(Gain) loss on investments, net	(259)	1,626	(418)
Interest expense and other, net	4,291	5,346	5,292
Impairment of goodwill and intangible assets (2)	—	24,145	—
Facility exit and restructuring costs (1)	488	297	1,435
Purchases of property and equipment	(3,133)	(2,471)	(3,072)
Free cash flow (3)	$65,727	$48,404	$54,191

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (3)

(in millions)

Year
Ending
December 31,
2010
Net income	$84 - $92
Income tax provision	55
Depreciation	16
Amortization of intangible assets	4
Stock-based compensation expense	12
Interest expense and other, net	21
Facility exit and restructuring costs (1)	2
Adjusted EBITDA (3)	$194 - $202

Year
Ending
December 31,
2010
Net income	$84 - $92
Income tax provision	55
Depreciation	16
Amortization of intangible assets	4
Stock-based compensation expense	12
Interest expense and other, net	21
Facility exit and restructuring costs (1)	2
Purchases of property and equipment	(16) - (10)
Free cash flow (3)	$178 - $192

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	March 31,	December 31,	March 31,
	2009	2009	2010
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$565,841	$695,961	$707,777
Convertible Senior Notes (4)	258,750	258,750	255,791
Stockholders’ equity	500,097	734,024	745,241

Employee Data
Number of employees at end of period (5)	717	623	600

	March 31,	December 31,	March 31,
	2009	2009	2010
Subscriber Data (6)
Consumer services
Narrowband access subscribers (7)	1,587,000	1,225,000	1,134,000
Broadband access subscribers (8)	856,000	804,000	781,000
Total consumer subscribers	2,443,000	2,029,000	1,915,000

Business services
Narrowband access subscribers	14,000	8,000	8,000
Broadband access subscribers	57,000	54,000	52,000
Web hosting accounts	84,000	75,000	73,000
Total business subscribers	155,000	137,000	133,000

Total subscribers at end of period	2,598,000	2,166,000	2,048,000

	Three Months Ended March 31,
	2009	2010
Subscriber Activity
Subscribers at beginning of period	2,806,000	2,166,000
Gross organic subscriber additions	116,000	77,000
Adjustment (9)	(7,000)	—
Churn	(317,000)	(195,000)
Subscribers at end of period	2,598,000	2,048,000

Churn Rate (10)	3.9%	3.1%

Consumer Data
Average subscribers (11)	2,539,000	1,970,000
ARPU (12)	$20.95	$20.91
Churn rate (10)	4.0%	3.1%

Business Data
Average subscribers (11)	160,000	135,000
ARPU (12)	$82.37	$83.23
Churn rate (10)	3.1%	1.9%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (13)

(in thousands)

	Three Months Ended March 31,
	2009	2010
Consumer Services
Revenues
Access and service	$139,790	$108,198
Value-added services	19,772	15,366
Total revenues	159,562	123,564
Cost of revenues	52,334	40,461
Gross margin	107,228	83,103
Segment operating expenses	37,206	23,965
Segment income from operations	$70,022	$59,138

Business Services
Revenues
Access and service	$38,908	$33,139
Value-added services	593	555
Total revenues	39,501	33,694
Cost of revenues	23,231	20,353
Gross margin	16,270	13,341
Segment operating expenses	11,259	9,941
Segment income from operations	$5,011	$3,400

Consolidated
Revenues
Access and service	$178,698	$141,337
Value-added services	20,365	15,921
Total revenues	199,063	157,258
Cost of revenues	75,565	60,814
Gross margin	123,498	96,444
Direct segment operating expenses	48,465	33,906
Segment income from operations	75,033	62,538
Stock-based compensation expense	4,390	2,667
Amortization of intangible assets	2,147	1,264
Facility exit and restructuring costs (1)	488	1,435
Other operating expenses	10,535	8,759
Income from operations	$57,473	$48,413

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

(1).

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during 2007 and 2008. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded. EarthLink recorded $1.4 million of facility exit and restructuring costs during the first quarter of 2010 primarily as a result of further consolidation in its Atlanta, GA facility.

(2).

During the fourth quarter of 2009, EarthLink concluded that the goodwill and certain of the intangible assets recorded as a result of its April 2006 acquisition of New Edge Networks were impaired and recorded a non-cash impairment charge of $24.1 million. EarthLink concluded the carrying value of its goodwill and certain of the intangible assets related to the New Edge acquisition were impaired in conjunction with its annual test of goodwill and intangible assets deemed to have indefinite lives.

(3).

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs. Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less purchases cash used for of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

(4).

The principal amount of the Convertible Senior Notes was $258.8 million, $258.8 million and $255.8 million as of March 31, 2009, December 31, 2009 and March 31, 2010, respectively. The unamortized discount was $36.0 million, $26.5 million and $22.9 million as of March 31, 2009, December 31, 2009 and March 31, 2010, respectively. The net carrying value was $222.8 million, $232.2 million and $232.8 million as of March 31, 2009, December 31, 2009 and March 31, 2010, respectively.

(5).	Represents full-time equivalents.

(6).

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

(7).	Narrowband access subscribers include customers who subscribe to our premium and value priced dial-up Internet access services and customers who subscribe to our premium email only service.

(8).	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

(9).

During the three months ended March 31, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts.

(10).

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

(11).	Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period.

(12).

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

(13).

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice-over-Internet protocol services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock-based compensation expense, impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.